As filed with the Securities and Exchange Commission on April 29, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CTI BIOPHARMA CORP.
(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1533912
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address, Including Zip Code, of Principal Executive Offices)
CTI BioPharma Corp. 2015 Equity Incentive Plan, as amended and restated
(Full Title of the Plan)
James A. Bianco, M.D.
President and Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(206) 282-7100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

C. Brophy Christensen, Jr., Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, California 94111-3823 (415) 984-8700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
______________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value per share, issuable under the Plan (defined below)	18,000,000 shares	$0.5381	$9,685,800	$975.36

1)
This Registration Statement covers, in addition to the number of shares of CTI BioPharma Corp., a Washington corporation (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CTI BioPharma Corp. 2015 Equity Incentive Plan, as amended and restated (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

2)
Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Shareholder Rights Agreement, dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent, and as subsequently amended.

3)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on April 25, 2016, as quoted on the NASDAQ Capital Market.

EXPLANATORY NOTE

The Company is filing this Registration Statement on Form S-8 to register 18,000,000 additional shares of Common Stock authorized for issuance under the Plan. At the 2016 Annual Meeting of Shareholders of the Company held on April 29, 2016, the Company’s shareholders approved an amendment to the Plan to increase the number of shares available for issuance under the Plan by such number of shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with Commission rules):

a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed with the Commission on February 17, 2016 (Commission File No. 001-12465);

b)
The Company’s Current Reports on Form 8-K filed with the Commission on January 8, 2016, January 13, 2016 (with respect to Item 5.02 only), February 8, 2016 (with respect to Item 8.01 only), February 10, 2016 (with respect to Item 8.01 only), March 7, 2016, March 23, 2016, April 18, 2016 and April 29, 2016 (each, Commission File No. 001-12465);

c)
The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on June 27, 1996, as amended (Commission File No. 000-28386), and any other amendment or report filed for the purpose of updating such description; and

d)
The description of the Company’s Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on December 28, 2009 (Commission File No. 001-12465), as amended by Amendment No 1. to Form 8-A filed with the Commission on May 17, 2011 (Commission File No. 001-12465), and Registration Statement on Form 8-A filed with the Commission on September 6, 2012 (Commission File No. 000-28386), as amended by Amendment No. 1 to Form 8-A filed with the Commission on December 7, 2012 (Commission File No. 000-28386) and Amendment No. 2 to Form 8-A filed with the Commission on December 1, 2015 (Commission File No. 000-28386) and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act, or the WBCA, authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders. Article VII also provides that no amendment or repeal of such Article shall adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article IX of the Registrant’s amended and restated bylaws provides for, among other things, the indemnification by the Registrant of its directors and executive officers and the advancement of expenses. The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the executive officer or director to the fullest extent permitted by Washington law. The form of such indemnification agreement is attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2014.
The directors and officers of the Registrant may also be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its29 behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 29, 2016.

CTI BIOPHARMA CORP.

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Bianco, M.D. and Louis A. Bianco, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Bianco, M.D.	President, Chief Executive Officer and Director	April 29, 2016
James A. Bianco, M.D.	(Principal Executive Officer)

/s/ Louis A. Bianco	Executive Vice President, Finance and Administration	April 29, 2016
Louis A. Bianco	(Principal Financial and Accounting Officer)

/s/ Phillip M. Nudelman, Ph.D.	Chairman of the Board	April 29, 2016
Phillip M. Nudelman, Ph.D.

/s/ Richard L. Love	Director	April 29, 2016
Richard L. Love

/s/ Matthew D. Perry	Director	April 29, 2016
Matthew D. Perry

/s/ Jack W. Singer, M.D.	Director	April 29, 2016
Jack W. Singer, M.D.

/s/ Frederick W. Telling, Ph.D.	Director	April 29, 2016
Frederick W. Telling, Ph.D.

Director
Reed V. Tuckson, M.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	CTI BioPharma Corp. 2015 Equity Incentive Plan, as amended and restated (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 29, 2016).

5.1	Opinion of Karr Tuttle Campbell (opinion re: legality).

23.1	Consent of Marcum LLP (consent of independent registered public accounting firm).

23.2	Consent of Karr Tuttle Campbell (included in Exhibit 5.1).

24	Power of Attorney (included in this Registration Statement under “Signatures”).